
                                                       Exhibit 11
                      DEVON ENERGY CORPORATION
                 Computation of Earnings Per Share


                                                   Three Months Ended March 31,
                                                      1995             1994
  PRIMARY EARNINGS PER SHARE

  Computation for Statement of Operations

  Net earnings per statement of operations        $  1,026,802       4,876,974

  Weighted average common shares outstanding        22,050,996      20,843,967

  Primary earnings per common share                      $0.05            0.23

  Additional Primary Computation (A)

  Net earnings per statement of operations         $ 1,026,802       4,876,974

  Adjustments to weighted average common
    shares outstanding:
     Weighted average as shown above                22,050,996      20,843,967
     Add dilutive effect of outstanding stock
       options (as determined using the treasury
       stock method)                                    95,383         129,307
     Weighted average common shares outstanding,
       as adjusted                                  22,146,379      20,973,274

  Net earnings per common share, as adjusted             $0.05            0.23


  FULLY DILUTED EARNINGS PER SHARE (A)

  Net earnings per statement of operations          $ 1,026,802      4,876,974

  Weighted average common shares outstanding as
     shown in primary computation above              22,050,996     20,843,967

  Add fully dilutive effect of outstanding stock
     options (as determined using the treasury stock
     method)                                            111,854        129,307

  Weighted average common shares outstanding,
     as adjusted                                     22,162,850     20,973,274

  Fully diluted earnings per common share                 $0.05            0.23


  (A)  These   calculations  are  submitted  in  accordance  with
       Regulation S-K  item 601(b)(11)  although not required  by footnote 2 to paragraph 14  of APB Opinion No.  15 because they result in dilution of less than 3%.
